Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
P.F. Chang’s China Bistro, Inc.:
We consent to the incorporation by reference in the registration statements No. 333-56618 on Form S-3 and Nos. 333-134213, 333-132410, 333-122408, 333-116372, 333-98665, and 333-73035 on Form S-8, of P.F. Chang’s China Bistro, Inc. and subsidiaries (the Company) of our reports dated February 10, 2009, with respect to the consolidated balance sheets of the Company as of December 28, 2008 and December 30, 2007, and the related consolidated statements of income, common stockholders’ equity, and cash flows for the year ended December 28, 2008, the year ended December 30, 2007, and the year ended December 31, 2006, and the effectiveness of internal control over financial reporting as of December 28, 2008, which reports appear in the December 28, 2008 annual report on Form 10-K of the Company.
As discussed in Note 1 to the consolidated financial statements, effective January 2, 2006, the Company has changed its method of accounting for share-based compensation due to the adoption of the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment. As discussed in Note 1 to the consolidated financial statements, effective January 1, 2007, the Company has changed its method of accounting for uncertainty in income taxes due to the adoption of the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109. As discussed in Note 1 to the consolidated financial statements, effective December 31, 2007, the Company adopted the provisions of SFAS No. 157, Fair Value Measurements.
/s/ KPMG LLP
Phoenix, Arizona
February 10, 2009